Exhibit 5.1
June 10, 2015

Marathon Oil Corporation
5555 San Felipe Street
Houston, Texas 77056-2799

Ladies and Gentlemen:
Marathon Oil Corporation, a Delaware corporation (the “Company”), has engaged us to render the opinions we express below in connection with its offering of $600,000,000 aggregate principal amount of the Company’s 2.70% Senior Notes due June 1, 2020 (the “2020 Notes”), $900,000,000 aggregate principal amount of the Company’s 3.85% Senior Notes due June 1, 2025 (the “2025 Notes”), and $500,000,000 aggregate principal amount of the Company’s 5.20% Senior Notes due June 1, 2045 (the “2045 Notes” and, together with the 2020 Notes and the 2025 Notes, the “Notes”), which it is offering under the registration statement on Form S-3 (Reg. No. 333-194226) (as amended, the “Registration Statement”) it filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (together with the rules and regulations of the Commission thereunder, the “Securities Act”), which relates to the Company’s offering and sale of various securities under the Security Act’s Rule 415.
The Company will issue the Notes under an indenture dated as of February 26, 2002 between it and The Bank of New York Mellon Trust Company, N.A., successor in interest to JPMorgan Chase Bank, as trustee, relating to senior debt securities of the Company (the “Indenture”).
For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:

1.	the restated certificate of incorporation and by-laws, each as amended to date, of the Company;

2.	the Registration Statement and its exhibits;

3.	the prospectus the Registration Statement includes;

4.	the prospectus supplement dated June 1, 2015 that the Company prepared and filed with the Commission on June 1, 2015 under the Security Act’s Rule 424(b)(5);

5.	the Indenture;

6.
the underwriting agreement dated June 1, 2015 among the Company, J.P. Morgan Securities Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein, relating to the offering and sale of the Notes (the “Underwriting Agreement”);

7.
the resolutions of the board of directors of the Company (the “Board”), a committee of the Board and a committee of the Company’s officers the Board has established, which authorize the issuance of the Notes and approve the terms of the offering and sale of the Notes, including the Establishment Action (as defined in the Indenture) relating to the Notes;

8.	corporate records of the Company, including minute books it has furnished us; and

9.	certificates, instruments and other documents of public officials and of representatives of the Company.
In giving these opinions, we have relied, to the extent we deemed appropriate, with respect to factual matters, upon certificates, statements or other representations of officers or other representatives of the Company and of public officials, and we have assumed that all signatures on documents we have examined are genuine, each person signing documents we examined has the legal authority and capacity to do so, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic.
On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2.
The Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Establishment Action, and duly purchased and paid for in accordance with the provisions of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (c) any implied covenants of good faith and fair dealing, and (d) public policy considerations which may limit the rights of parties to obtain certain remedies.

We limit the opinions we express above in all respects to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.
We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Company’s current report on Form 8-K reporting the offering of the Notes. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the Security Act, or the rules and regulations of the Commission issued thereunder, requires to be filed with the Registration Statement.

Very truly yours,

/s/ Locke Lord LLP